EXHIBIT 11
RUDDICK CORPORATION
STATEMENT REGARDING COMPUTATION OF PER SHARE
EARNINGS

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                                                  NINE MONTHS ENDED
                                               July 3,          June 27,
                                                 1994             1993
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NET INCOME PER SHARE COMPUTED AS FOLLOWS:
PRIMARY:

  1.  Net Income                               $   22,960,000   $   28,650,000

  2.  Weighted Average Common Shares
       Outstanding                                 23,143,430       23,098,439
  3.  Incremental Shares Relating to $.56
       Convertible Preference Shares                  260,869          403,784
  4.  Incremental Shares Under Stock Options
       Computed Under the Treasury Stock
       Method Using the Average Market Price
       of Issuer's Stock During the Periods           253,882          330,235
  5.  Weighted Average Common Shares and
       Common Equivalent Shares Outstanding        23,658,181       23,832,458
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  6.  Net Income Per Share
       (Item 1 Divided by Item 5)              $         0.97   $         1.20
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FULLY DILUTED:
  1.  Net Income                               $   22,960,000   $   28,650,000
  2.  Weighted Average Common Shares
       Outstanding                                 23,143,430       23,098,439
  3.  Incremental Shares Relating to $.56
       Convertible Preference Shares                  260,869          403,784
  4.  Incremental Shares Under Stock Options
       Computed Under the Treasury Stock
       Method Using the Higher of the
       Average or Ending Market Price of
       Issuer's Stock at the End of the
       Periods                                        254,468          332,666
  5.  Weighted Average Common Shares and
       Common Equivalent Shares Outstanding        23,658,767       23,834,889

  6.  Net Income Per Share
       (Item 1 Divided by Item 5)              $         0.97   $         1.20
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